Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS

Monitronics International, Inc. and Subsidiaries
Years Ended June 30, 2010, 2009 and 2008
and the Quarter Ended June 30, 2010 (Unaudited)
With Report of Independent Auditors

Monitronics International, Inc. and Subsidiaries

Consolidated Financial Statements

Years Ended June 30, 2010, 2009 and 2008
and the Quarter Ended June 30, 2010

Report of Independent Auditors

The Board of Directors

Monitronics International, Inc.

We have audited the accompanying consolidated balance sheets of Monitronics International, Inc. and its subsidiaries as of June 30, 2010 and 2009, and the related consolidated statements of operations, shareholders’ net capital (deficiency), and cash flows for each of the three years in the period ended June 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Monitronics International, Inc. and its subsidiaries at June 30, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2010, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2, the consolidated financial statements have been restated.

We also have reviewed the accompanying consolidated statement of operations for the quarter ended June 30, 2010, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in this consolidated statement of operations is the opinion of management of Monitronics International, Inc.

1

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated statements of operations and cash flows in order for them to be in conformity with generally accepted accounting principles (except that the quarterly financial statements are incomplete as they do not include a statement of cash flows).

/s/ Ernst & Young LLP

October 13, 2010,

except for Notes 1, 2, 8, and 13, as to which the dates are

December 17, 2010, December 17, 2010, June 14, 2011, and June 14, 2011, respectively.

2

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Monitronics International, Inc. and Subsidiaries

Consolidated Balance Sheets
(In Thousands, Except Share Data)

	June 30
	2010	2009
	(as restated)	(as restated)
Current assets:
Cash and cash equivalents	$40,838	$33,268
Restricted cash	51,776	79,452
Accounts receivable, less allowance for doubtful accounts of $1,794 in 2010 and $1,917 in 2009	10,748	11,016
Prepaid expenses and other current assets	1,453	2,011
Total current assets	104,815	125,747

Property and equipment, net	15,718	17,633
Subscriber accounts, net of accumulated amortization of $652,562 in 2010 and $615,635 in 2009	638,255	577,785
Deferred financing costs, net	27,991	29,451
Fair value of derivative financial instruments	433	2,402
Other assets	1,557	71
Goodwill	14,795	14,795

Total assets	$803,564	$767,884

Current liabilities:
Accounts payable	$2,409	$1,842
Accrued expenses	5,434	5,095
Purchase holdbacks	15,604	13,309
Deferred revenue	5,604	5,074
Interest payable	2,283	2,196
Taxes payable	1,984	1,729
Current portion of long-term debt	12	—
Total current liabilities	33,330	29,245

Noncurrent liabilities:
Long-term debt	844,188	813,384
Deferred tax liability	2,658	2,284
Fair value of derivative financial instruments	77,011	76,778
Total noncurrent liabilities	923,857	892,446
Commitments and contingencies

Shareholders’ net capital (deficiency):
Preferred stock, Series A: 8,247,075 shares authorized, 0 shares issued	—	—
Class A common stock, $0.01 par value: 80,000,000 shares authorized, Issued shares — 31,102,347 as of June 30, 2010 and 2009	311	311
Class B common stock, $0.01 par value:
Authorized shares — 700,000; issued shares — none	—	—
Additional paid-in capital	125,939	125,633
Treasury stock, at cost, 1,322,135 shares as of June 30, 2010 and 2009	(12,037)	(12,037)
Accumulated deficit	(267,836)	(267,714)
Total shareholders’ net capital (deficiency)	(153,623)	(153,807)
Total liabilities and shareholders’ net capital (deficiency)	$803,564	$767,884

See accompanying notes.

Monitronics International, Inc. and Subsidiaries

Consolidated Statements of Operations
(In Thousands)

	Three Months Ended June 30	Year Ended June 30
	2010	2010	2009	2008
	(unaudited)	(as restated)	(as restated)	(as restated)

Revenue	$69,962	$271,951	$234,432	$207,716
Cost of services	8,294	32,966	28,997	29,108
Gross profit	61,668	238,985	205,435	178,608

Operating expenses:
Sales, general, and administrative	13,380	52,385	52,475	47,724
Depreciation	1,534	5,937	5,172	4,608
Amortization	30,446	118,834	110,623	100,606
	45,360	177,156	168,270	152,938
Operating income	16,308	61,829	37,165	25,670

Other expenses:
Realized and unrealized loss on derivative instruments	13,674	40,624	66,692	48,206
Write-off of deferred financing costs	—	—	—	6,952
Interest	4,925	19,139	24,925	54,034
	18,599	59,763	91,617	109,192

Income (loss) before income taxes	(2,291)	2,066	(54,452)	(83,522)
Provision for income taxes	563	2,188	689	1,804
Net loss	$(2,854)	$(122)	$(55,141)	$(85,326)

See accompanying notes.

Monitronics International, Inc. and Subsidiaries

Consolidated Statement of Shareholders’ Net Capital (Deficiency)
(In Thousands, Except Share Data)

	Class A Common Stock		Class B Common Stock		Additional Paid-In	Treasury Stock, at Cost		Accumulated	Total Shareholders’ Net Capital
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	(Deficiency)

Balances at July 1, 2007	31,102,317	$311	—	$—	$124,819	968,722	$(9,673)	$(124,512)	$(11,790)
Cumulative effect of restatement on prior years	—	—	—	—	—	—	—	(2,735)	(2,735)
Options exercised	30	—	—	—	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	—	353,413	(2,364)	—	(2,364)
Stock-based compensation	—	—	—	—	514	—	—	—	514
Net loss (as restated)	—	—	—	—	—	—	—	(85,326)	(85,326)
Balances at June 30, 2008 (as restated)	31,102,347	311	—	—	125,333	1,322,135	(12,037)	(212,573)	(98,966)
Stock-based compensation	—	—	—	—	300	—	—	—	300
Net loss (as restated)	—	—	—	—	—	—	—	(55,141)	(55,141)
Balances at June 30, 2009 (as restated)	31,102,347	311	—	—	125,633	1,322,135	(12,037)	(267,714)	(153,807)
Stock-based compensation	—	—	—	—	306	—	—	—	306
Net loss (as restated)	—	—	—	—	—	—	—	(122)	(122)
Balances at June 30, 2010 (as restated)	31,102,347	$311	—	$—	$125,939	1,322,135	$(12,037)	$(267,836)	$(153,623)

See accompanying notes.

Monitronics International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended June 30
	2010	2009	2008
	(restated)	(restated)	(restated)
Operating activities
Net income (loss)	$(122)	$(55,141)	$(85,326)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	124,771	115,795	105,214
Amortization of deferred financing costs	1,460	1,464	8,209
Provision for uncollectible accounts	5,725	5,260	4,003
Noncash interest expense for preferred stock redeemable	—	—	411
Noncash interest accretion	—	—	521
Change in value of put option	—	—	(324)
Change in deferred tax liabilities	374	(824)	373
Noncash stock-based compensation	306	300	514
Unrealized gain on derivative instruments	2,202	37,510	39,843
Changes in operating assets and liabilities:
Accounts receivable (excluding provision for bad debt)	(5,457)	(7,456)	(3,885)
Prepaid expenses and other assets	(928)	(477)	375
Accounts payable	567	(543)	420
Accrued expenses	339	294	(1,031)
Interest payable	87	62	(12,480)
Deferred revenue	530	(124)	(455)
Taxes payable	255	(943)	1,316
Net cash provided by operating activities	130,109	95,177	57,698

Investing activities
Decrease (increase) in restricted cash	27,676	(65,591)	(13,861)
Purchases of property and equipment	(4,022)	(6,832)	(7,449)
Purchases of subscriber accounts (net of holdbacks)	(177,009)	(181,609)	(131,460)
Net cash used in investing activities	(153,355)	(254,032)	(152,770)

Financing activities
Proceeds from credit facility	44,392	253,449	712,796
Payments on credit facility	(13,576)	(79,066)	(520,813)
Payment of deferred financing costs	—	(14)	(31,937)
Redemption of preferred stock, less accrued interest	—	—	(45,212)
Purchase of treasury stock	—	—	(2,364)
Net cash provided by financing activities	30,816	174,369	112,470

Net increase in cash and cash equivalents	7,570	15,514	17,398
Cash and cash equivalents at beginning of fiscal year	33,268	17,754	356
Cash and cash equivalents at end of fiscal year	$40,838	$33,268	$17,754

Supplemental cash flow information
State taxes paid	$1,699	$2,574	$33
Interest paid	$3,499	$6,594	$32,340

See accompanying notes.

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended June 30, 2010, 2009, and 2008
and the Quarter Ended June 30, 2010 (Unaudited)

1. Description of Business and Summary of Significant Accounting Policies

Monitronics International, Inc. and Subsidiaries (the Company) provide security alarm monitoring and related services to residential and business subscribers throughout the United States and parts of Canada. The Company monitors signals arising from burglaries, fires and other events through security systems installed by independent dealers at subscribers’ premises.

Quarterly Financial Information

The unaudited consolidated Statement of Operations for the three months ended June 30, 2010 contained in this report were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for all periods presented. The accompanying Statement of Operations for the three months ended June 30, 2010 is unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These consolidated financial statements should be read in conjunction with the annual consolidated financial statements for the year ended June 30, 2010 included herein.

Cash, Cash Equivalents, and Restricted Cash

Cash and cash equivalents include cash on hand, cash in banks and cash equivalents. The Company classifies all highly liquid investments with original maturities when purchased of three months or less as cash equivalents. At June 30, 2010 and 2009, there is $51.8 million and $79.5 million, respectively, that is restricted and can be drawn per the terms of the debt issued through the securitization. This amount is excluded from cash and cash equivalents.

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)

Consolidation Policy

The Company consolidates companies in which it owns or controls, directly or indirectly, more than 50% of the voting shares. Monitronics consists of the following five entities: Monitronics International, Inc. (Parent), Monitronics Funding LP (Funding), Monitronics Security LP (Security), MIBU, Inc., and Monitronics Canada (Subsidiaries). The Company eliminates all material intercompany balances and transactions.

Funding and Security are controlled by general partners that are majority-owned by the Company. The general partners include independent directors who must concur with the Company in the event that either Security or Funding files for bankruptcy or liquidation.

Accounting Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable consist primarily of amounts due from customers for recurring monthly monitoring services over a wide geographical base. The Company performs extensive credit evaluations on the portfolios of subscriber accounts prior to purchase and requires no collateral on the accounts that are acquired. The Company has established an allowance for doubtful accounts for estimated losses resulting from the inability of subscribers to make required payments. Factors such as historical-loss experience, recoveries and economic conditions are considered in determining the sufficiency of the allowance to cover potential losses. The actual collection of receivables could be different from recorded amounts.

The Company’s allowance for doubtful accounts as of June 30, 2010 and 2009, was $1.8 million and $1.9 million, respectively. During the fiscal years ended June 30, 2010, 2009, and 2008, the Company recorded a provision for uncollectible accounts of $5.7 million, $5.2 million, and $4.0 million, respectively, and wrote off (net of recoveries) accounts receivable of $5.7 million, $4.9 million, and $4.0 million, respectively.

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful life of the assets. Major replacements and betterments are capitalized at cost. Maintenance and repair costs are charged to expense when incurred. When assets are replaced or disposed of, the cost and accumulated depreciation are removed from the accounts and the gains or losses, if any, are reflected in the consolidated statements of operations.

Subscriber Accounts and Other Intangible Assets

Subscriber accounts relate to the cost of acquiring portfolios of monitoring service contracts from independent dealers. The subscriber accounts are initially recorded at cost. All direct external costs associated with the creation of subscriber accounts are initially capitalized. Internal costs, including all personnel and related support costs, incurred solely in connection with subscriber account acquisitions and transitions are expensed as incurred.

The costs of subscriber accounts are amortized using the 10-year 135% declining balance method. The amortization method was selected to provide a matching of amortization expense to individual subscriber revenues. Amortization of subscriber accounts was $118.8 million, $110.6 million, and $100.6 million for the fiscal years ended June 30, 2010, 2009, and 2008, respectively.

Based on subscriber accounts held at June 30, 2010, estimated amortization of subscriber accounts in the succeeding five fiscal years ending June 30 is as follows (in thousands):

2011	$113,192
2012	99,801
2013	88,637
2014	77,332
2015	68,351
Total	$447,313

Management reviews the subscriber accounts for impairment or a change in amortization period at least annually or whenever events or changes indicate that the carrying amount of the asset may not be recoverable or the life should be shortened. For purposes of recognition and measurement of an impairment loss, the Company views subscriber accounts as a single pool because of the assets’ homogeneous characteristics, which is the lowest level for which identifiable cash flows are largely independent of the cash flows of the other assets and

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)

liabilities. Based on management’s analysis, no impairment was indicated during the years ended June 30, 2010, 2009, or 2008.

Deferred financing costs are capitalized when the related debt is issued or when amendments to revolving credit lines increase the borrowing capacity. Deferred financing costs are amortized over the term of the related debt on a straight-line basis.

Goodwill (carrying value of $14.8 million, including accumulated amortization of $1.2 million, at June 30, 2010 and 2009) consists of the excess of the cost over the fair value of the net assets acquired in a business combination. Goodwill is tested for impairment annually using a fair value-based approach. The Company’s goodwill of $14.8 million relates to two acquisitions of businesses from competitors occurring in the fiscal years ended June 30, 1999, and June 30, 1995. During the fiscal years ended June 30, 2010, 2009, and 2008, the Company performed its annual tests of goodwill impairment using a fair value-based approach and no impairment was indicated.

Income Taxes

The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are reviewed for recoverability at least annually, and a valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Purchase Holdbacks

The Company typically withholds payment of a designated percentage of the purchase price when it purchases subscriber accounts from dealers. The withheld funds are recorded as a liability until the guarantee period provided by the dealer has expired. The holdback is used as a reserve to cover any terminated subscriber accounts that are not replaced by the dealer during the guarantee period as well as lost revenue during such period. At the end of the guarantee period, which is typically one year from the date of purchase, the dealer is responsible for any deficit or is paid the balance of the holdback.

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)

Stock Compensation

The Company recognizes the cost of employee services received in exchange for awards of equity instruments, such as stock options and restricted stock, based on the fair value of those awards at the date of grant over the requisite service period. The Company uses the Black-Scholes option pricing model to determine the fair value of stock-option awards. Stock-based compensation plans, related expenses and assumptions used in the Black-Scholes option-pricing model are more fully described in Note 6.

Revenue Recognition

Revenues are recognized as the related monitoring services are provided. Deferred revenue primarily includes payments for monitoring services to be provided in the future.

Risk Concentration

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company performs extensive credit evaluations on the portfolios of subscriber accounts prior to purchase and requires no collateral on the subscriber accounts that are acquired. Concentrations of credit risk with respect to trade accounts receivable are generally limited due to the large number of subscribers comprising the Company’s customer base.

Fair Value of Financial Instruments

The carrying amount of our financial instruments, consisting of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and certain other liabilities, approximates their fair value due to their relatively short maturities. Borrowings under the Company’s revolving credit and term loan agreement approximate fair value due to the borrowings being based on variable market interest rates. Derivative financial instruments are carried at fair value.

Derivative Financial Instruments

The Company uses derivative financial instruments to manage exposure to movement in interest rates. The use of these financial instruments modifies the exposure of these risks with the intention of reducing the risk or cost. The Company does not use derivatives for speculative or trading purposes. The Company recognizes the fair value of all derivative instruments as either

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)

assets or liabilities at fair value on the consolidated balance sheets. Fair value is based on market quotes for similar instruments with the same duration. Changes in the fair value of derivatives are reported in the consolidated statements of operations.

On the date the derivative instrument is entered into, the Company may designate the derivative as either a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge) or a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For effective hedges, the Company records in accumulated other comprehensive income or loss the effective portion of changes in the fair value of derivatives that are designated as and meet all the required criteria for a cash flow hedge. The Company reclassifies these amounts into earnings as the underlying hedged item affects earnings. The Company immediately records into earnings any changes in the fair value of derivatives that are not designated as hedges.

Recent Accounting Pronouncements

During 2010, the Company adopted changes issued by the Financial Accounting Standards Board (FASB) relating to the authoritative hierarchy of GAAP. These changes establish the FASB Accounting Standards Codification (ASC) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements of Financial Accounting Standards, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, the FASB will issue Accounting Standards Updates (ASUs). ASUs will not be authoritative in their own right, as they will only serve to update the ASC. These changes and the ASC itself do not change GAAP. Other than the manner in which the new accounting guidance is referenced, the adoption of these changes had no impact on our financial statements.

During 2010, the Company adopted changes issued by the FASB relating to disclosures about hedging activities. The changes require qualitative disclosures about the objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit risk-related contingent features in derivative agreements. The adoption of these changes required us to expand our disclosures regarding derivative instruments, but did not have a material impact on our financial position, results of operations or cash flows. See Note 12.

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)

Reclassifications

Certain amounts have been reclassified from the presentation in the consolidated financial statements. Specifically, in order to be consistent with the fiscal year 2011 presentation, the Company has reclassified historically recorded payments related to its interest rate swap derivative instruments as interest expense. Payments on the interest rate swap derivative instruments for the years ended June 30, 2010, 2009, and 2008 of $38.4 million, $29.2 million, $8.4 million, respectively, were reclassified from interest expense to realized and unrealized loss on derivative instruments in the consolidated statements of operations. This reclassification resulted in a corresponding decrease to interest paid as disclosed in the consolidated statements of cash flows for the respective periods.

In addition, certain amounts have been reclassified in order to be consistent with the fiscal year 2010 presentation. Specifically, the change in dealer advances of approximately $29,000 has been reclassified from the change in accounts receivable to the change in prepaid expenses and other assets in the consolidated statements of cash flows. In addition, changes in restricted cash have been reclassified from cash flows from operating activities to investing activities. Finally, $1.9 million has been reclassified from accumulated amortization of subscriber accounts presented on the balance sheet to the subscriber account asset balance as it relates to purchase price reductions instead of amortization.

2. Restatement of Previous Periods

Subsequent to the completion of the financial statement close process, the Company discovered errors related to certain deferred tax attributes, which resulted in the understatement of deferred tax liabilities, beginning in 1999, that totaled approximately $3.9 million as of June 30, 2010. The error, which is immaterial to the prior years, accumulated each year as the related tax attribute increased resulting in an understatement of deferred tax expense. The Company evaluated the effects of these errors on the prior periods’ consolidated financial statements, individually and in the aggregate, in accordance with accounting principles generally accepted in the United States, and concluded that no prior period is materially misstated. However, the Company is restating its consolidated financial statements as of and for the years ended June 30, 2010, 2009, and 2008 for the errors as follows (amounts in thousands):

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Consolidated Balance Sheet

Summary of Restatement Impacts

June 30, 2010

	As Reported	Adjustments	As Restated
Current assets:
Cash and cash equivalents	$40,838	$—	$40,838
Restricted cash	51,776	—	51,776
Accounts receivable, less allowance for doubtful accounts of $1,794	10,748	—	10,748
Prepaid expenses and other current assets	1,453	—	1,453
Total current assets	104,815	—	104,815
		—
Property and equipment, net	15,718	—	15,718
Subscriber accounts, net of accumulated amortization of $652,562	638,255	—	638,255
Deferred financing costs, net	27,991	—	27,991
Fair value of derivative financial instruments	433	—	433
Other assets	1,557	—	1,557
Long-term deferred tax asset	1,198	(1,198)	—
Goodwill	14,795	—	14,795
Total assets	$804,762	$(1,198)	$803,564

Current liabilities:
Accounts payable	$2,409	$—	$2,409
Accrued expenses	5,434	—	5,434
Purchase holdbacks	15,604	—	15,604
Deferred revenue	5,604	—	5,604
Interest payable	2,283	—	2,283
Taxes payable	1,984	—	1,984
Current portion of long-term debt	12	—	12
Total current liabilities	33,330	—	33,330
Noncurrent liabilities:
Long-term debt	844,188	—	844,188
Deferred tax liability	—	2,658	2,658
Fair value of derivative financial instruments	77,011	—	77,011
Total noncurrent liabilities	921,199	2,658	923,857

Shareholders’ net capital (deficiency):
Preferred stock, Series A	—	—	—
Class A common stock, $0.01 par value	311	—	311
Class B common stock, $0.01 par value	—	—	—
Additional paid-in capital	125,939	—	125,939
Treasury stock, at cost	(12,037)		(12,037)
Accumulated deficit	(263,980)	(3,856)	(267,836)
Total shareholders’ net capital (deficiency)	(149,767)	(3,854)	(153,623)
Total liabilities and shareholders’ net capital (deficiency)	$804,762	$(1,198)	$803,564

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Consolidated Balance Sheet

Summary of Restatement Impacts

June 30, 2009

	As Reported	Adjustments	As Restated
Current assets:
Cash and cash equivalents	$33,268	$—	$33,268
Restricted cash	79,452	—	79,453
Accounts receivable, less allowance for doubtful accounts of $1,917	11,016	—	11,016
Prepaid expenses and other current assets	2,011	—	2,011
Total current assets	125,747	—	125,747

Property and equipment, net	17,633	—	17,633
Subscriber accounts, net of accumulated amortization of $615,635	577,785	—	577,785
Deferred financing costs, net	29,451	—	29,451
Fair value of derivative financial instruments	2,402	—	2,402
Other assets	71	—	71
Long-term deferred tax asset	1,198	(1,198)	—
Goodwill	14,795	—	14,795
Total assets	$769,082	$(1,198)	$767,884

Current liabilities:
Accounts payable	$1,842	$—	$1,842
Accrued expenses	5,095	—	5,095
Purchase holdbacks	13,309	—	13,309
Deferred revenue	5,074	—	5,074
Interest payable	2,196	—	2,196
Taxes payable	1,729	—	1,729
Current portion of long-term debt	—	—	—
Total current liabilities	29,245	—	29,245
Noncurrent liabilities:
Long-term debt	813,384	—	813,384
Deferred tax liability	—	2,284	2,284
Fair value of derivative financial instruments	76,778	—	76,778
Total noncurrent liabilities	890,162	2,284	892,446

Shareholders’ net capital (deficiency):
Preferred stock, Series A	—	—	—
Class A common stock, $0.01 par value	311	—	311
Class B common stock, $0.01 par value	—	—	—
Additional paid-in capital	125,633	—	125,633
Treasury stock, at cost	(12,037)	—	(12,037)
Accumulated deficit	(264,232)	(3,482)	(267,714)
Total shareholders’ net capital (deficiency)	(150,325)	(3,482)	(153,807)
Total liabilities and shareholders’ net capital (deficiency)	$769,082	$(1,198)	$767,884

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Consolidated Statement of Operations

Summary of Restatement Impacts

For the Year Ended June 30, 2010

	As Reported	Adjustments	As Restated

Revenue	$271,951	$—	$271,951
Cost of services	32,966	—	32,966
Gross profit	238,985	—	238,985

Operating expenses:
Sales, general, and administrative	52,385	—	52,385
Depreciation	5,937	—	5,937
Amortization	118,834	—	118,834
	177,156	—	177,156
Operating income	61,829	—	61,829

Other expenses:
Realized and unrealized loss on derivative instruments	40,624	—	40,624
Write-off of deferred financing costs	—	—	—
Interest	19,139	—	19,139
	59,763	—	59,763
Income before income taxes	2,066	—	2,066
Provision for income taxes	1,814	374	2,188
Net income (loss)	$252	$(374)	$(122)

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Consolidated Statement of Operations

Summary of Restatement Impacts

For the Year Ended June 30, 2009

	As Reported	Adjustments	As Restated

Revenue	$234,432	$—	$234,432
Cost of services	28,997	—	28,997
Gross profit	205,435	—	205,435

Operating expenses:
Sales, general, and administrative	52,475	—	52,475
Depreciation	5,172	—	5,172
Amortization	110,623	—	110,623
	168,270	—	168,270
Operating income	37,165	—	37,165

Other expenses:
Realized and unrealized loss on derivative instruments	66,692	—	66,692
Write-off of deferred financing costs	—	—	—
Interest	24,925	—	24,925
	91,617	—	91,617
Loss before income taxes	(54,452)	—	(54,452)
Provision for income taxes	315	374	689
Net loss	$(54,767)	$(374)	$(55,141)

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Consolidated Statement of Operations

Summary of Restatement Impacts

For the Year Ended June 30, 2008

	As Reported	Adjustments	As Restated

Revenue	$207,716	$—	$207,716
Cost of services	29,108	—	29,108
Gross profit	178,608	—	178,608

Operating expenses:
Sales, general, and administrative	47,724	—	47,724
Depreciation	4,608	—	4,608
Amortization	100,606	—	100,606
	152,938	—	152,938
Operating income	25,670	—	25,670

Other expenses:
Realized and unrealized loss on derivative instruments	48,206	—	48,206
Write-off of deferred financing costs	6,952	—	6,952
Interest	54,034	—	54,034
	109,192	—	109,192
Loss before income taxes	(83,522)	—	(83,522)
Provision for income taxes	1,431	373	1,804
Net loss	$(85,327)	$(373)	$(85,326)

The consolidated statements of cash flows for fiscal years 2010, 2009, and 2008 have been restated for the effects of the adjustments noted above. Specifically, net income as presented on the consolidated statements of cash flows was reduced by $374,000, $374,000, and $373,000 in fiscal years 2010, 2009, and 2008, respectively. In addition, cash flows provided by the change in deferred tax liabilities included in operating activities was increased by $374,000, $374,000, and $373,000 in the fiscal years 2010, 2009, and 2008, respectively.

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Property and Equipment

Property and equipment consists of the following at June 30 (in thousands):

	Estimated Useful Lives	2010	2009
Central monitoring station and computer systems	3–5 years	$34,902	$31,048
Furniture and office equipment	3–5 years	2,294	2,146
Automobiles	5 years	20	20
Leasehold improvements	Lease term	4,408	4,387
		41,624	37,601
Less accumulated depreciation		25,906	19,968
		$15,718	$17,633

4. Noncurrent Liabilities

Noncurrent liabilities consist of the following at June 30 (in thousands):

	2010	2009

Revolving credit line and term notes payable	$—	$—
Parent term loans payable	5,000	5,000
Funding VFNs and term notes payable	839,200	808,384
	$844,200	$813,384

On August 8, 2007, the Company completed a financing transaction of the type commonly referred to as a contract securitization. Under the securitization, Funding, a newly formed, wholly owned subsidiary of the Company, issued $350.0 million Class A-1a Term Notes, $100.0 million Class A-1b Term Notes, $100.0 million Class A-2 Term Notes, a $260.0 million Class A-3 Variable Funding Note, and a $28.0 million Class A-4 Variable Funding Note, all of which mature in July 2037, except for the A-1a and the A-1b Term Notes, which mature in July 2027. Principal payments under the Term Notes and Variable Funding Notes (VFNs) are payable monthly beginning July 2012 in accordance with the priority of payments established in the securitization. Available cash remaining after paying higher-priority items is allocated ratably between the Class A Term Notes and the VFNs. Amounts allocated to the Class A Term Notes are paid first to the Class A-1 Term Notes until their outstanding amount has been paid in full,

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Noncurrent Liabilities (continued)

and second to the Class A-2 Term Notes. Amounts allocated to the VFNs are paid ratably between the Class A-3 VFN and the Class A-4 VFN. The Class A-1a Term Notes bear interest at a rate of LIBOR plus 1.8% (including certain other fees). The Class A-1a Term Notes were converted from floating to fixed with a derivative instrument at a rate of 7.5% (including certain other fees). The Class A-1b Term Notes bear interest at a rate of LIBOR plus 1.7% (including certain other fees). The Class A-1b Term Notes were converted from floating to fixed with a derivative financial instrument at a rate of 7.0% (including certain fees). The Class A-2 Term Notes bear interest at a rate of LIBOR plus 2.2% (including certain other fees). The Class A-2 Term Notes were converted from floating to fixed with a derivative instrument at a rate of 7.6% (including certain other fees).

As part of the transaction, the Company transferred substantially all of its subscriber assets, dealer alarm monitoring purchase agreements, and property and equipment related to its backup monitoring center, to Funding. The Company also transferred substantially all of its other property and equipment, dealer service agreements, contract monitoring agreements, and employees to Security, which also was a newly formed, wholly owned subsidiary of the Company. Following such transfers, Security assumed responsibility for the monitoring, customer service, billing, and collection functions of Funding and the Company.

Funding and Security are distinct legal entities, and their assets are available only for payment of the debt and satisfaction of the other obligations arising under the securitization transactions and are not available to pay the Company’s other obligations or the claims of the Company’s other creditors.

On the closing date of the securitization, Funding also entered into interest rate swaps in an aggregate notional amount of $550.0 million that have similar terms in order to reduce the financial risk related to changes in interest rates associated with the floating rate term notes. The Company also entered into interest rate caps in an aggregate notional amount of $600.0 million and an interest rate floor with a notional amount of $260.0 million to reduce the financial risk related to changes in interest rates associated with the floating rate variable funding notes.

On August 5, 2009, after receiving a nonrenewal notice from a holder of 34% of the liquidity facility for the VFNs, Funding drew down the bank’s unfunded commitment of $23.5 million, of which $14.0 million and $9.5 million were drawn from the Class A-3 VFN and Class A-4 VFN, respectively, which was deposited with the Trustee. On August 6, 2008, after receiving a nonrenewal notice from a holder of 66% of the liquidity facility for the VFNs, Funding drew

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Noncurrent Liabilities (continued)

down the bank’s unfunded commitment and deposited with the Trustee a total of $121.4 million, comprised of $102.9 million and $18.5 million drawn from the Class A-3 VFN and Class A-4 VFN, respectively. As of June 30, 2010, a total of $260.0 million and $28.0 million was outstanding under the Class A-3 VFN and Class A-4 VFN, respectively. As of June 30, 2010, no amounts are available to be drawn from the VFNs.

The Company has $2.0 million of the Class A-3 VFN and $28.0 million of the Class A-4 VFN in restricted cash, which continues to be available to the Company.

The Company is charged a commitment fee of 0.15% on the unused portion. The VFNs bear interest at the conduit cost of funds as established at the time of borrowing plus certain other fees if funded from the commercial paper market or LIBOR plus 0.75% plus certain other fees if funded by liquidity banks. Interest incurred on borrowings is payable monthly. The securitization debt and interest rate swaps have an expected repayment date of July 2012. If the securitization debt is not redeemed at that time, contingent additional interest payments at a rate of 5.0% will apply.

On August 8, 2007, the Company entered into a $5.0 million term loan and $15.0 million revolving credit line, of which both mature in August 2011, with payment in full due at that time. The Company is charged a commitment fee of 0.375% on the average daily unused portion. The facility bears interest at a rate of either prime or LIBOR plus 1.75%. Interest incurred on borrowings is payable monthly in arrears.

The credit facility and securitization debt have certain financial tests, which must be met on a monthly or quarterly basis. Credit facility tests include maximum total senior debt, maximum total leverage, and a minimum fixed charge coverage ratio. Securitization debt tests include maximum attrition rates, interest coverage, and minimum average recurring monthly revenue. Indebtedness under the securitization is secured by all of the assets of Funding. As of June 30, 2010, the Company was in compliance with all required financial tests.

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Noncurrent Liabilities (continued)

Scheduled maturities (as defined) of long-term debt at June 30, 2010, utilizing the required payment schedule of the securitization debt and credit facility, are as follows for the fiscal years below (in thousands):

2011	$12
2012	5,013
2013	14
2014	16
2015	17
Thereafter	839,128
$844,200

5. Related-Party Transactions

On November 7, 2003, the Hull Family Limited Partnership (the Partnership) and Mr. Hull entered into a written investor put option to sell up to a combined total of $500,000 in value of Class A common stock to the Company in each of the five fiscal years ending June 30, 2009, at purchase prices per share that were based on a multiple of the Company’s consolidated cash flow. Based on the fair value of the Company’s stock at the time of the agreement, the Company recorded no liability in connection with this agreement. As of June 30, 2007, the Partnership had sold the Company 182,805 shares of Class A common stock for $1,500,000. As of June 30, 2007, the outstanding liability for the put option was $300,000. On September 15, 2007, the Company entered into a stock redemption agreement with Mr. Hull, whereby the Company redeemed the remaining 353,413 shares of Class A common stock and outstanding options for a price of $9.32 per share. Also on this date, the Company entered into an option surrender agreement whereby Mr. Hull surrendered options entitling him to 135,000 shares of Class A common stock in exchange for $448,200, representing the difference between the price of $9.32 per share less the exercise price of $6.00 per share. In connection with this redemption, the Company recorded $1.0 million in sales, general, and administrative expense, and $2.4 million to treasury stock, based on the fair value of the repurchased stock.

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Shareholders’ Net Capital

Preferred Stock

The Series A preferred stock votes together with Class A common stock as a single class on an as-converted basis on all matters to come before the Company’s shareholders. The Series A preferred stock was redeemed on August 8, 2007, from the proceeds of the securitization transaction described in Note 3. As a result, the former holders of Series A preferred stock have no ongoing contractual rights.

Common Stock

The Class A common stock and the Class B common stock are identical except for voting and conversion rights and entitle the holders thereof to the same rights and privileges. Class B common stock is nonvoting, and Class A common stock has full voting rights. Each holder of shares of Class A common stock is entitled to one vote per share in the election of directors and on each other matter submitted to a vote of the Company’s shareholders. Class A common stock is not entitled to vote separately as a class on any matter, unless expressly mandated by law. Class B common stock is convertible on a share-for-share basis into Class A common stock, provided the conversion does not result in the holder of Class B common stock acquiring voting securities in excess of the amounts allowed for the holder under applicable laws or regulations.

The Company has reserved 3,855,023 shares of Class A common stock for future issuance upon the possible exercise of outstanding stock options and warrants.

Stock Warrants

During January 2002, the Company issued warrants to purchase 1,133,328 shares of Class A common stock at an exercise price of $0.01 per share in connection with a subordinated note agreement. These warrants will expire on January 17, 2012. These warrants remain outstanding and are currently exercisable.

7. Restricted Stock and Stock Option Plans

The Company maintains a 1999 Stock Option Plan (the 1999 Plan), which was adopted November 3, 1999, and provides for the grant of options to purchase up to 150,000 shares of Class A common stock to its officers and employees; a 2001 Stock Option Plan (the 2001 Plan), which was adopted on April 27, 2001, and provides for the grant of options to purchase up to

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Restricted Stock and Stock Option Plans (continued)

250,000 shares of Class A common stock to its officers and employees; and a 2005 Stock Option Plan (the 2005 Plan), which was adopted on March 28, 2005, and provides for the grant of options to purchase up to 1,350,000 shares of Class A common stock to its officers and employees. As of June 30, 2010, there were 39,000, 115,212, and 1,167,483 options outstanding under the 1999, 2001, and 2005 Plans, respectively. In addition, there are options outstanding to purchase up to 1,400,000 shares of Class A common stock that were not issued under a plan. Options granted to date vest ratably over periods not exceeding five years, as specified by the option agreements. The Company recognizes compensation expense on a straight-line basis for options that vest ratably. Stock option transactions for the years ended June 30 are summarized as follows:

	2010		2009		2008
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Outstanding at beginning of year	2,658,695	$7.16	2,555,195	$7.07	1,363,896	$6.58
Granted	84,000	7.50	315,000	7.50	1,504,000	7.50
Forfeited	(5,000)	6.75	(211,500)	6.51	(177,671)	7.80
Canceled	(16,000)	20.00	—	—	(135,000)	6.00
Exercised	—	—	—	—	(30)	6.00
Outstanding at end of year	2,721,695	$7.10	2,658,695	$7.16	2,555,195	$7.07
Exercisable at end of year	1,762,695	$6.90	1,315,235	$6.96	975,992	$6.90

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Restricted Stock and Stock Option Plans (continued)

The following table summarizes information about stock options outstanding at June 30, 2010:

Exercise Prices	Stock Options Outstanding	Stock Options Exercisable	Contractual Life (in years)

$6.00	739,195	732,595	4.80
6.25	100,000	80,000	6.00
7.50	1,871,000	938,600	7.33
20.00	11,500	11,500	0.33

The weighted-average remaining contractual life for outstanding and exercisable stock options is 6.6 and 4.7 years, respectively.

During 2010, 2009, and 2008, the Company recognized $306,513, $299,613, and $513,952, respectively, of stock compensation expense. At June 30, 2010, the balance of unearned stock-based compensation to be expensed in future periods related to unvested share-based awards, as adjusted for estimated forfeitures, is approximately $0.39 million. The Company anticipates that it will grant additional stock-based awards to employees in the future, which will increase the stock-based compensation by additional unearned compensation resulting from these grants. If the Company uses different assumptions in measuring or accounting for future awards, the stock-based compensation expense that is recorded relating to those awards may differ significantly from what has been recorded in the current period.

The Company estimates the fair value of each option using the Black-Scholes option pricing model. The following weighted-average assumptions were used in computing the fair value of stock options for the purpose of expense recognition for the following periods:

	Year Ended June 30
	2010	2009	2008

Expected volatility	35.0%	35.0%	35.0%
Risk-free interest rate	1.7%	2.6%	4.6%
Expected dividends	0.0%	0.0%	0.0%
Expected term (years)	3.0	3.0	5.5
Weighted-average stock option fair value per option granted	$0.19	$0.21	$0.98

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Restricted Stock and Stock Option Plans (continued)

The expected volatility was based on the historical volatility of similar industry sector companies, taking into consideration their size and nature of operations.

The risk-free interest rate assumption was based upon the yield curve of U.S. Treasury notes with a remaining term equal to the expected term of the options.

The expected term of employee stock options represents the period of time the stock options are expected to remain outstanding and is based upon historical employee exercise behavior and the lack of marketability for employee stock options and the underlying securities created primarily by certain restrictions stated in the employee stock option agreements.

8. Income Taxes (restated)

The provision for income taxes consists of the following (in thousands):

	2010	2009	2008

Current state income taxes	$1,814	$1,513	$1,431
Deferred federal income taxes (restated)	374	374	373
Deferred state income taxes	—	(1,198)	—
Total provision for income taxes	$2,188	$689	$1,804

The differences between the actual income tax benefit and the amount computed by applying the statutory federal tax rate to the loss before income taxes result in the following (in thousands):

	2010	2009	2008

Provision (benefit) computed at federal statutory rate	$724	$(19,058)	$(29,233)
Nondeductible expenses	67	79	—
State tax (net of federal benefit)	1,179	984	1,431
Other	551	37	259
(Decrease) increase in valuation allowance	(333)	18,647	29,347
Total provision for income taxes	$2,188	$689	$1,804

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Income Taxes (restated) (continued)

Deferred income taxes are provided for the tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The components of net deferred income tax assets as of June 30 are as follows (in thousands):

	2010	2009

Deferred income tax assets:
Book over tax depreciation and amortization	$15,526	$15,465
Charitable contributions	42	41
Allowance for doubtful accounts	629	606
Deferred revenue	485	503
Texas credit carryforwards	1,198	1,198
Alternative minimum tax carryforward	426	426
Texas deferred assets	22	22
Accrued expenses	650	912
Mark-to-market valuation on derivative financial instruments	26,800	26,032
Net operating loss carryforwards	25,627	26,478
Total deferred tax assets	71,405	71,683
Valuation allowance	(69,564)	(69,897)
Net deferred tax assets	1,841	1,786

Deferred income tax liabilities:
Other, net	(4,499)	(4,070)
Total deferred tax liabilities	(4,499)	(4,070)
Net deferred tax liabilities	$(2,658)	$(2,284)

At June 30, 2010, the Company had available for federal income tax purposes an alternative minimum tax credit carryforward of $426,000, which is available for an indefinite period. The Company had $76.3 million of federal net operating loss carryforwards, which begin to expire, if unused, in 2024. The Company had available for state income tax purposes net operating loss carryforwards of $716,000 as of June 30, 2010.

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Income Taxes (restated) (continued)

The Company provides a valuation allowance for deferred tax assets when it is more likely than not that some portion or all of its deferred tax assets will not be realized. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The Company had deferred tax assets totaling $71.4 million and $71.6 million at June 30, 2010 and 2009, respectively. The Company maintains a valuation allowance primarily based on experiencing a cumulative loss before income taxes for the three-year period ended June 30, 2010. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income (including reversals of deferred tax liabilities) during the periods in which those temporary differences will become deductible. The $1.2 million net deferred tax asset relates to Texas margin tax and does not depend on net income. The asset will more likely than not be realized based on future gross margin.

The Company accounts for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being recognized upon settlement. The Company has evaluated matters such as derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition, and has determined that there is no impact on the Company’s financial statements for fiscal 2010. The only periods still subject to audit for the Company’s federal tax return are the 2007 through 2010 tax years. The Company will classify interest and penalties in the provision for income taxes. The Company has determined that no additional accrual for interest is required in the provision for income taxes during the year ended June 30, 2010.

9. Employee Benefit Plan

The Company maintains a tax-qualified, defined contribution plan that meets the requirements of Section 401(k) of the Internal Revenue Code (the Monitronics 401(k) Plan). For the fiscal year ended June 30, 2010, the Company, at its election, made contributions to the Monitronics 401(k) Plan. These contributions were allocated among participants based upon the respective contributions made by the participants through salary reductions during the applicable plan year. The Company also makes matching cash contributions under the Monitronics 401(k) Plan. For the fiscal years ended June 30, 2010, 2009, and 2008, the Company made matching cash

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Employee Benefit Plan (continued)

contributions to the Monitronics 401(k) Plan of approximately $76,723, $106,000, and $109,000, respectively. The funds of the Monitronics 401(k) Plan are deposited with a trustee and invested at each participant’s option in one or more investment funds.

10. Commitments and Contingencies

The Company leases certain office space and equipment under various noncancelable operating leases. The Company leases 132,880 square feet of total office space, of which 10,000, 13,050, 11,830, and 98,000 square feet are currently under separate leases expiring on February 28, 2011, May 31, 2014, January 31, 2015, and May 31, 2015, respectively. The Company has the option to renew the lease expiring on February 28, 2011, for an additional term of 60 months following the expiration of the original lease agreement. The lease expiring May 31, 2014, has rent escalation clauses associated with it, and the Company has the option to renew the lease for three additional terms of 60 months each following the expiration of the original lease agreement. The lease expiring January 31, 2015, has rent escalation clauses associated with it, and the Company has the option to renew the lease for an additional term of 36 months following the expiration of the original lease agreement. The lease expiring May 31, 2015, has rent escalation clauses associated with it, and the Company has the option to renew the lease for two additional terms of 60 months each following the expiration of the original lease agreement. All equipment leases are renewable at the option of the Company upon expiration.

At June 30, 2010, future minimum payments under such leases are as follows (in thousands):

2011	$1,854
2012	1,799
2013	1,818
2014	1,810
2015	1,503
Thereafter	—
Total minimum lease payments	$8,784

Rental expense for all operating leases was approximately $1,746,000, $1,739,000, and $1,745,000 for the fiscal years ended June 30, 2010, 2009, and 2008, respectively.

On March 22, 2006, a lawsuit was filed by State Farm Fire & Casualty Co., as Subrogee of Edward Streit vs. Monitronics International, Inc., Q.I.S. Incorporated, Protection Associates, Inc., and C&H Electric & Communications, Ltd. in the Circuit Court of the Twenty-First Judicial

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Commitments and Contingencies (continued)

District for Kankakee County, Illinois. The complaint alleges that the Company and the various other defendants negligently serviced, maintained, installed, tested, repaired, and inspected the central fire alarm system located at a multiunit apartment building in Kankakee, Illinois. The complaint alleges that as a result of these actions by the various defendants, the central fire alarm system did not immediately detect and notify the authorities of a fire, resulting in damage to the building premises in excess of what normally would have been caused. The plaintiff seeks compensatory damages from the various defendants. The Company believes that it acted properly and lawfully in its dealings with the customer. As a result, the Company intends to vigorously defend and contest any and all issues or threatened claims in this matter. Management is currently unable to determine the outcome of the claims or to estimate the amount of potential loss. The Company has not established a loss accrual associated with this claim.

On March 13, 2008, a lawsuit was filed by Paradox Security Systems, Ltd., Shmuel Hershkovitz, and Pinhas Shpater vs. ADT Security Services, Inc., Digital Security Controls, Ltd., Monitronics International, Inc., and Protection One, Inc. in the United States District Court for the Eastern District of Texas. Judgment was entered as a matter of law in the Company’s favor with no finding of liability. On August 27, 2009, a final judgment was entered and the Company was dismissed from the lawsuit.

On August 18, 2009, a lawsuit was filed by Velma Veasley vs. Monitronics International, Inc. and Tel-Star Alarms, Inc. in the state court of Dekalb County, Georgia. The complaint alleges that the Company and Tel-Star Alarms, Inc. negligently installed and monitored the alarm system located at Plaintiff’s residence, that defendants breached the terms of the alarm monitoring contract with Plaintiff, and that defendants fraudulently misrepresented to Plaintiff the capabilities of the alarm monitoring system. The complaint alleges that as a result of these actions, Plaintiff was assaulted in her home. The plaintiff seeks compensatory and punitive damages from the various defendants. The Company believes that it acted properly and lawfully in its dealings with the customer. As a result, the Company intends to vigorously defend and contest any and all issues or threatened claims in this matter. Management is currently unable to determine the outcome of the claims or to estimate the amount of potential loss; therefore, the Company has not established a loss accrual associated with this claim.

The Company is party to various other legal proceedings and claims that have arisen in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material impact on the Company’s financial position or results of operations.

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Derivatives

The Company uses interest rate derivatives to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. The Company incorporates credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements.

At June 30, 2010, derivative financial instruments include two interest rate caps with an aggregate fair value of $0.4 million, an interest rate floor with a fair value of $(23.5) million, and three interest rate swaps (Swaps) with an aggregate fair value of $(53.5) million. The interest rate caps represent financial assets of the Company, while the interest rate floor and Swaps represent financial liabilities of the Company. The interest rate caps floor and Swaps have not been designated as hedges. The net change in fair value of these derivatives for the years ended June 30, 2010, 2009, and 2008, is a loss of $2.2 million, $37.5 million, and $39.8 million, respectively, included in realized and unrealized loss on derivative instruments in the consolidated statements of operations. Settlement payments for the years ended June 30, 2010, 2009, and 2008 were of $38.4 million, $29.2 million, and $8.4 million, respectively, included in realized and unrealized loss on derivative instruments in the consolidated statements of operations. For the three months ended June 30, 2010, the realized and unrealized loss on derivative instruments in the consolidated statements of operations includes settlement payments of $9.5 million and a $4.2 million unrealized loss related to the change in the fair value of these derivatives.

For purposes of valuation of the Swaps, the Company has considered that certain provisions of the Term Notes and VFNs provide for significant adverse changes to interest rates and uses of cash flows if this debt is not repaid by July 2012. In addition, the Swaps can be terminated at this time with no additional costs to the Company. Currently, a make whole payment would be due to the counterparty to the Swaps were the swaps terminated before April 2012. Were the Term Notes and the VFNs not repaid in full by July 2012, the Company would incur additional interest and other costs and be restricted in subscriber account purchases at Funding, until the Term Notes and VFNs were repaid in full. Management believes it is highly likely the Company will

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Derivatives (continued)

be able to refinance and/or repay the Term Notes and VFNs in full by July 2012, and the valuation considers adjustments for termination dates before and after July 2012 on a probability weighted basis. The valuation of the Swaps is based principally on a July 2012 maturity of the Term Notes less a credit valuation adjustment.

Borrowings under the debt bear interest at variable rates. Our objective in entering into the Swaps was to reduce the risk associated with these variable rates. The Swaps, in effect, convert variable rates of interest into fixed rates of interest on $550 million of borrowings. It is our policy to offset fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting agreement. As of June 30, 2010, 2009, and 2008, no such amounts were offset.

The Company’s Swaps are as follows (dollars in thousands):

Notional	Rate Paid	Rate Received

$350,000,000	6.56%	1 mo. USD-LIBOR-BBA
100,000,000	6.06%	1 mo. USD-LIBOR-BBA
100,000,000	6.64%	1 mo. USD-LIBOR-BBA

The fair value of derivative instruments as of June 30, 2010, is as follows (in thousands):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Purchased interest rate swaps	Other assets	$—	Other liabilities	$53,486
Purchased interest rate caps	Other assets	433	Other liabilities	—
Sold interest rate floor	Other assets	—	Other liabilities	23,525
Total interest rate products		433		77,011

Total derivatives		$433		$77,011

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Derivatives (continued)

Gains and losses recognized during the year ended June 30, 2010, relating to derivatives not designated as hedging instruments are as follows:

	Location of Gain (Loss) Recognized in Income on Derivatives	Amount of Gain (Loss) Recognized in Income on Derivatives

Interest rate products	Unrealized loss on derivative instruments	$2,202
Total		$2,202

The Company has a single counterparty that it faces for its derivative contracts. The Company’s contractual agreement with its counterparty contains a provision where if the Company defaults on its master debt agreement and liquidates the assets that are encumbered by the debt agreement, then the Company could also be declared in default on its derivative obligations.

As of June 30, 2010, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $77.0 million. As of June 30, 2010, the Company has not posted any collateral related to these agreements. If the Company had breached the provision above, it could have been required to settle its obligations under the agreements at the termination value of $77.0 million.

12. Fair Value Accounting

On July 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defined fair value, established a framework for measuring fair value, and expanded disclosures about fair value measurements. SFAS 157 was replaced by ASC 820, Fair Value Measurements and Disclosures.

ASC 820, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Fair Value Accounting (continued)

ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are, as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

We have aggregated our financial assets and liabilities that are measured at fair value on a recurring basis (at least annually) into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement dates.

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Fair Value Accounting (continued)

The tables below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of June 30, 2010 and 2009, aggregated by the level in the fair value hierarchy within which those measurements fall. The tables do not include cash on hand or assets and liabilities that are measured at historical cost or any basis other than fair value (in thousands):

Assets and Liabilities Measured at Fair Value on a Recurring Basis at June 30, 2010

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at June 30, 2010
Assets
Cash equivalents	$88,035	$—	$—	$88,035
Derivative financial instruments	—	433	—	433

Liabilities
Derivative financial instruments	$—	$23,524	$53,487	$77,011

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Fair Value Accounting (continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis at June 30, 2009

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at June 30, 2010
Assets
Cash equivalents	$108,606	$—	$—	$108,606
Derivative financial instruments	—	2,402	—	2,402

Liabilities
Derivative financial instruments	$—	$19,237	$57,541	$76,778

The Company’s fair value measurements of the Swaps rely on significant unobservable inputs (Level 3) as of June 30, 2010 and 2009.

The Company has determined that the majority of the inputs used to value its interest rate caps and floor derivatives fall within Level 2 of the fair value hierarchy. The Company has determined that the majority of the inputs used to value its Swaps fall within Level 3 of the fair value hierarchy, as the valuation is based in part on management’s estimates of the refinancing date of the Term Notes, which affects the termination date of the Swaps as the notional amount of the Swaps is directly linked to the outstanding principal balance of the Term Notes. However, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third-party credit data provider. However, as of June 30, 2010, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its interest rate caps and floor derivatives, but are significant for the Swaps. As a result, the

Monitronics International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Fair Value Accounting (continued)

Company has determined that its derivative valuations on its interest rate caps and floor are classified in Level 2 of the fair value hierarchy and its derivative valuation on its Swaps are classified in Level 3 of the fair-value hierarchy.

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 liabilities for the year-ended June 30, 2010, 2009, and 2008:

Fair value at July 1, 2007	$—
Change in unrealized loss related to the Swaps	30,846
Fair value at June 30, 2008	30,846
Change in unrealized loss related to the Swaps	26,695
Fair value at June 30, 2009	57,541
Change in unrealized loss related to the Swaps	4,054
Fair value at June 30, 2010	$53,487

13. Subsequent Events

The Company has evaluated events and transactions subsequent to June 14, 2011, the date that the financial statements were available to be issued. Based on requirements of the subsequent event guidance, the Company noted the following subsequent event.

On December 17, 2010, Ascent Media Corporation (AMC) acquired 100% of the outstanding capital stock of the Company. The cash consideration paid by AMC was approximately $397.1 million, subject to certain customary adjustments. The consideration was funded by a $60 million term loan, a draw of $45 million on a $115 million revolving credit facility and cash on hand.